Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080 cbloom@sardverb.com

VECTOR GROUP REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
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     MIAMI, FL, August 11, 2008 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2008.
     Second quarter 2008 revenues were $143.0 million, compared to revenues of $140.4 million in the second quarter of 2007. The Company recorded operating income of $34.3 million in the 2008 second quarter, compared to operating income of $29.2 million in the second quarter of 2007. Net income for the 2008 second quarter was $19.1 million, or $0.25 per diluted common share, compared to net income of $21.4 million, or $0.32 per diluted common share, in the 2007 second quarter. The results for the three months ended June 30, 2007 included an $8.1 million pre-tax gain from the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc., which had been previously written-off, for shares of Ladenburg common stock and approximately $1.7 million of accrued interest. Adjusting for this gain, the Company’s income for the 2007 second quarter would have been $16.6 million, or $0.25 per diluted common share.
     For the six months ended June 30, 2008, revenues were $275.2 million, compared to $274.2 million for the first six months of 2007. The Company recorded operating income of $62.4 million for the 2008 six-month period, compared to operating income of $54.9 million for the 2007 period. Net income for the 2008 six-month period was $33.4 million, or $0.51 per diluted common share, compared to net income of $44.5 million, or $0.68 per diluted common share, for the 2007 period. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008. Adjusting for this item, the Company’s net income for the first six months of 2008 would have been $26.3 million, or $0.41 per diluted common share. The results for the six months ended June 30, 2007 included a $19.6 million pre-tax gain associated with the Company’s previously announced NASA litigation settlement and the $8.1 million pre-tax gain related to the exchange of notes receivable from Ladenburg. Adjusting for these gains, the Company’s income for the six months ended June 30, 2007 would have been $28.2 million, or $0.43 per diluted common share.
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     For the three and six months ended June 30, 2008, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $142.3 million and $274.0 million, respectively, compared to $139.3 million and $272.1 million for the three and six months ended June 30, 2007, respectively. Operating income was $43.7 million for the second quarter of 2008 and $81.0 million for the first six months of 2008, compared to $37.5 million and $72.9 million for the three and six months ended June 30, 2007, respectively.
Conference Call To Discuss Second Quarter 2008 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, August 12, 2008 at 11:00 A.M. (ET) to discuss second quarter 2008 results. Investors can access the call by dialing 800-859-8150 and entering 64447522 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on August 12, 2008 through August 26, 2008. To access the replay, dial 877-656-8905 and enter 64447522 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues*	$142,960	$140,351	$275,165	$274,243

Expenses:
Cost of goods sold*	86,030	87,222	166,037	171,907
Operating, selling, administrative and general expenses	22,585	23,946	46,742	47,433

Operating income	34,345	29,183	62,386	54,903

Other income (expenses):
Interest and dividend income	1,375	1,561	3,346	3,417
Interest expense	(15,257)	(9,520)	(30,510)	(18,654)
Change in fair value of derivatives embedded within convertible debt	9,759	2,089	7,315	2,116
Provision for loss on investments	—	—	—	(1,158)
Gain from exchange of LTS notes	—	8,121	—	8,121
Equity income from non-consolidated real estate businesses	4,184	6,927	17,504	9,337
Income from lawsuit settlement	—	—	—	20,000
Other, net	(4)	(31)	(577)	(36)

Income before provision for income taxes	34,402	38,330	59,464	78,046
Income tax expense	15,277	16,949	26,032	33,538

Net income	$19,125	$21,381	$33,432	$44,508

Per basic common share:

Net income applicable to common shares	$0.30	$0.33	$0.53	$0.70

Per diluted common share:

Net income applicable to common shares	$0.25	$0.32	$0.51	$0.68

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

*	Revenues and Cost of goods sold include excise taxes of $43,201, $44,795, $83,723 and $89,280, respectively